Exhibit 15.2

April 21, 2025

VIA EDGAR

Office of Trade & Services

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Dingdong (Cayman) Limited
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Trade & Services

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Dingdong (Cayman) Limited (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, Ernst & Young Hua Ming LLP issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of its register of members and public filings made by our shareholders, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact me by phone at (86) 21-6858-5011, or you may contact our outside legal counsel, Steve Lin, Han Kun Law Offices LLP, at (852) 2820-5600.

Very truly yours,
/s/ Changlin Liang
Name: Changlin Liang
Title: Chief Executive Officer

cc:	Changlin Liang, Chief Executive Officer Song Wang, Chief Financial Officer Steve Lin, Han Kun Law Offices LLP